RESIGNATION AND GENERAL RELEASE

THIS RESIGNATION AND GENERAL RELEASE (the “Release”) is being delivered as of December 9, 2005 by Marius Jordaan (the “Executive”) to Celtron International, Inc., a Nevada corporation (the “Company”), pursuant to Section 8.8 of the Agreement and Plan of Merger, dated as of December 9, 2005, among the Company, Celtron S3 Acquisition Corp., a California corporation, and Satellite Security Systems, Inc., a California corporation (the “Merger Agreement”).

(a)

Executive hereby resigns as a director and/or officer and employee of the Company, effective as of the “Effective Time” (as defined) under the Merger Agreement, without any need for further board action.

(b)

Executive, on behalf of himself and his descendants, ancestors, heirs, executors, successors, assigns and administrators (collectively, “Releasor”), hereby releases, remises, acquits and forever discharges, and agrees to indemnify and hold harmless, (i) the Company, (ii) each of its affiliates, and (iii) each of its and/or their partners, predecessors, successors, assigns, officers, directors, shareholders, representatives, insurers, attorneys, employees and agents, past, present and future, in their respective capacities as such (collectively, “Releasees”), from and against any and all claims, demands, obligations, causes of action, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, matured or unmatured, and whether concealed or hidden, which Executive now owns or holds or has at any time heretofore owned or held or had, or may at any time own or hold or have (collectively, “Claims”), against the Releasees or any of them, to any Claim arising out of or in any way connected to any transactions, occurrences, acts or omissions regarding or relating to his employment or service with the Company, or the end of his employment or service with the Company,  including but not limited to,   Employee Retirement Income Security Act, Americans With Disabilities Act and Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991.

(c)

Solely for those matters that are expressly stated above (collectively the “Release Matters”), the release set forth herein is intended as a release of all Claims that the Releasor may have against the Releasees or any of them, whether now known or unknown.     Executive makes this waiver with full knowledge of his rights, after consulting with legal counsel, and with specific intent to release both his known and unknown claims relating to the Release Matters.  Accordingly, Releasor specifically waives all rights and benefits, if any, afforded by California Civil Code Section 1542 and any corresponding provision of other applicable law, and does so understanding and acknowledging the significance of such specific waiver of such statutory protection, which provides, in effect, as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the foregoing provisions of the California Civil Code or any corresponding provision of other applicable law, and for the purposes of implementing a full and complete release and discharge of the Releasees relating to the Release Matters, Executive expressly acknowledges that the foregoing release is intended to include in its effect, without limitation, all Claims that Executive does not know or suspect to exist in his favor at the time of the execution hereof relating to the Release Matters, and the foregoing release contemplates the extinguishment of any such Claim or Claims relating to the Release Matters except to the extent expressly set forth herein.  Executive further acknowledges that he has been advised to consult with an attorney.

(d)

Executive represents and warrants that he has not filed or caused to be filed any complaints or charges against any of the Releasees with or before any local, state or federal governmental agency or court or any arbitrator or other tribunal, and no such complaint or charge by or on behalf of the Executive is currently pending.  Executive further agrees not to file any complaints, actions or charges of any nature against the Releasees relating to any Claims relating to the Release Matters.

(e)

Nothing in this Release shall be construed or interpreted as a release, acquittal, discharge or waiver of claims arising under the Federal Age Discrimination in Employment Act.

(f)

This Release is being delivered in connection with, and is conditional upon, the occurrence of the “Effective Time” (as defined) under the Merger Agreement, and shall be of no force or effect if the Merger Agreement shall be terminated in accordance with the provisions thereof prior to the Effective Time.

IN WITNESS WHEREOF, the Executive has executed and delivered this Release as of the day and year first above written.

_/s/ Marius Jordaan___________________ Marius Jordaan, Director

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